Exhibit 21

Subsidiaries of the Registrant

Cortex UK Limited, incorporated in the United Kingdom

Orchid Acquisition Corp. (inactive), incorporated in the state of Delaware

Rose Acquisition Corp. (inactive), incorporated in the state of Delaware